UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2024 (July 16, 2024)

Rockwell Automation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12383	25-1797617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Second Street

Milwaukee, Wisconsin 53204

(Address of Principal Executive Offices) (Zip Code)

(414) 382-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	ROK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2024, the Company issued a press release announcing that Christian Rothe has been named Senior Vice President and Chief Financial Officer of the Company, effective August 19, 2024. Mr. Rothe succeeds Nicholas Gangestad, who has served as Senior Vice President and Chief Financial Officer of the Company since March 2021.

Mr. Rothe, age 50, currently serves as President, Global Industrial Division of Graco Inc., a publicly traded company supplying industrial fluid management products and packages. Since joining Graco in 2011, Mr. Rothe has held roles of increasing responsibility within the organization, including President, Global Applied Fluid Technologies Division from June 2018 until December 2021 and Chief Financial Officer and Treasurer from September 2015 until June 2018.

On July 16, 2024, the Compensation and Talent Management Committee of our Board of Directors approved new compensation arrangements for Christian Rothe as the Company’s Senior Vice President and Chief Financial Officer. Mr. Rothe will receive an annual salary of $800,000, with an annual incentive compensation plan target of 100% of his annual salary. On August 19, 2024, Mr. Rothe will receive an award of stock options and restricted stock units each vesting one-third per year on each of the first, second and third anniversaries of the date of the award. The specific number of stock options and restricted stock units to be awarded will be determined on August 19, 2024 by dividing $1,000,000 for each such award by the closing price of our common stock on the New York Stock Exchange on that date. The terms and conditions of these awards are consistent with those of comparable long-term incentive awards to senior executive officers under the Company’s 2020 Long-Term Incentives Plan, as set forth in the form of stock option and restricted stock unit agreements for awards to executive officers of the Company after December 9, 2020 previously filed by the Company with the Securities and Exchange Commission. Mr. Rothe will also receive sign-on cash payments with the initial payment of $500,000 payable within thirty days of his start date and final payment of $250,000 payable upon the six-month anniversary of his start date, both of which are subject to repayment if Mr. Rothe voluntarily resigns or is terminated by the Company for specified reasons within two years after the payment dates. Mr. Rothe will also be entitled to relocation assistance in accordance with the Company’s relocation program, as well as other benefits consistent with what is also available to all Company employees.

The Compensation and Talent Management Committee also approved a change of control agreement between the Company and Mr. Rothe to be entered into on August 19, 2024. The agreement becomes effective if there is a change of control of the Company on or after August 19, 2024 and before October 1, 2025. The terms and conditions set forth in the agreement are substantially the same as those set forth in the form of change of control agreement dated as of September 30, 2022 for certain officers previously filed by the Company with the Securities and Exchange Commission. In addition, the Compensation and Talent Management Committee approved a letter agreement between the Company and Mr. Rothe to be entered into on August 19, 2024 with respect to the reimbursement of certain compensation in the event of certain

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restatements of the Company’s financial statements. The terms and conditions set forth in the letter agreement are substantially the same as those set forth in the letter agreement dated March 1, 2021 previously filed by the Company with the Securities and Exchange Commission. Mr. Rothe will also be subject to our recoupment policy for officers described in our proxy statement dated December 13, 2023.

The selection of Mr. Rothe to serve as Senior Vice President and Chief Financial Officer was not pursuant to any arrangement or understanding with respect to any other person. There are no transactions between Mr. Rothe and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company on July 17, 2024 announcing the appointment of Mr. Rothe is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release of the Company dated July 17, 2024

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL AUTOMATION, INC.
(Registrant)

By	/s/Rebecca W. House
Rebecca W. House
Senior Vice President, Chief People and Legal Officer and Secretary

Date: July 17, 2024

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